Exhibit 8.2

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

January 25, 2007

Intelsat (Bermuda), Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM08, Bermuda

Ladies and Gentlemen:

We have acted as special New York counsel to Intelsat (Bermuda), Ltd. (the “Company”), Intelsat, Ltd., Intelsat Subsidiary Holding Company, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat UK Financial Services Ltd. and Intelsat Global Service Corporation in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) of up to $750,000,000 in aggregate principal amount of 9 1/4% Senior Notes due 2016, $260,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2013, $1,330,000,000 in aggregate principal amount of 11 1/4% Senior Notes due 2016 and $600,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2015 of the Company and the related guarantees to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 9 1/4% Senior Notes due 2016, Floating Rate Senior Notes due 2013, 11 1/4% Senior Notes due 2016 and Floating Rate Senior Notes due 2015 and the related guarantees.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation-United States,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP